Exhibit 99.1

Compass Diversified Holdings	Investor Relations and Media Contacts:
James J. Bottiglieri	The IGB Group
Chief Financial Officer	Leon Berman / Michael Cimini
203.221.1703	212.477.8438 / 212.477.8261
jbottiglieri@compassdiversifiedholdings.com	lberman@igbir.com / mcimini@igbir.com
Staffmark Holdings, Inc. Files Registration Statement for Initial Public Offering
Westport, Conn., April 12, 2011 — Compass Diversified Holdings (NYSE: CODI) (“CODI” or the “Company”), an owner of leading middle-market businesses, announced today that its subsidiary Staffmark Holdings, Inc. (“Staffmark”) has filed a registration statement on Form S-1 with the Securities and Exchange Commission (the “SEC”) for a proposed initial public offering of Staffmark’s common stock. Staffmark is a national provider of contingent workforce solutions that serves the temporary staffing needs of employers throughout the United States. The number of shares to be offered and the price range for the offering have not yet been determined.
UBS Investment Bank and BMO Capital Markets are the book-running managers of the offering, with Baird and SunTrust Robinson Humphrey acting as lead managers. The proposed offering will be made only by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.
When available, a preliminary prospectus relating to the offering may be obtained from:

UBS Investment Bank	BMO Capital Markets
Attn: Prospectus Dept.	3 Times Square
299 Park Avenue	27th Floor
New York, New York 10171	New York, New York 10036
Telephone: 888.827.7275	Telephone: 800.414.3627
A registration statement relating to these securities has been filed with the SEC but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities issuable pursuant to the registration statement, nor will there be any sale of these securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.